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                                                                    EXHIBIT 23.3


         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

         We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of CNB Bancshares, Inc. (the "Company") as Annex C to the Proxy Statement/Prospectus filed as part of the Amendment No. 1 to Registration Statement No. 333-84955 on Form S-4 of Fifth Third Bancorp relating to the merger of the Company with Fifth Third Bancorp and (ii) the use of our name and the description of our opinion in the sections captioned "Summary - The Merger - Opinion of Financial Advisor," "Proposal - Merger of CNB Bancshares Into Fifth Third - Recommendation of the CNB Bancshares Board and CNB Bancshares' Reasons for the Merger," and "Proposal Merger of CNB Bancshares Into Fifth Third - Opinion of CNB Bancshares' Financial Advisor" of such Proxy Statement/ Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                                    DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION


                                                    By: /s/ David D. Olson
                                                        ------------------------

Chicago, IL
September 1, 1999